Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cerecor Inc. filed on January 17, 2019 for the registration of 18,285,715 shares of its common stock and to the incorporation by reference therein of our report dated April 2, 2018, with respect to the consolidated financial statements of Cerecor Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Baltimore, Maryland
January 17, 2019